Exhibit 99.2

CLARENCE VERHOEF ANNOUNCES PLAN TO RETIRE AS CFO

OF VAREX IMAGING CORPORATION

SALT LAKE CITY, February 11, 2020 – Varex Imaging Corporation (Nasdaq: VREX) today announced that Clarence Verhoef has informed the company of his intention to retire as senior vice president and chief financial officer. Verhoef, 64, will remain in his current role until a successor is named, which Varex expects will occur during fiscal year 2020. Verhoef will continue to manage the company’s finance team and public company filing requirements while the company conducts a search for his replacement and will assist with an orderly transition of his responsibilities.

"Clarence has been an integral part of our company for many years, and an inspirational leader through the spin-off from Varian Medical Systems three years ago," said Sunny Sanyal, president and CEO of Varex. "With his help and guidance, we established a global finance team and corporate infrastructure that will lead us into the future. His in-depth knowledge of the industry and our operations have been a tremendous asset. We have been very fortunate to have Clarence on our management team."

"I am fortunate and proud to have spent the past 14 years at a company that has the mission of helping save lives by making the invisible visible," said Verhoef. "Overall, I have had the privilege to work for several market leading companies in the medical imaging industry over the past four decades, but I look forward to the prospects of retirement. Varex has a great culture that is committed to image quality and customer service and I am proud to be part of an energetic team that is dedicated to our leadership in x-ray imaging innovation."

As CFO, Verhoef is responsible for all aspects of the finance, information technology, strategic sourcing and facilities functions for Varex, and he manages a team of approximately 200 employees around the globe. During his time as a senior finance leader for Varian and Varex, the imaging components business grew revenues from under $100 million to over $780 million. Under his CFO leadership, Varex completed the spin-off and set-up of 35 subsidiaries, added four acquisitions and expanded its multinational footprint as a globally local business, including its operations in China, Germany, the Netherlands, and Sweden.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

About Varex

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include X-ray tubes, digital detectors and other image processing solutions that are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s products are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers incorporate the company’s X-ray sources, digital detectors, connecting devices and imaging software in their systems to detect, diagnose, protect and inspect. Headquartered in Salt Lake City, Utah, Varex employs approximately 2,000 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information visit vareximaging.com.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future events, including the timing of the appointment of a successor Chief Financial Officer and any statements using the terms "will," "intention," "plan," "expect," "future," or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varex’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability or inability to identify suitable successor Chief Financial Officer candidates; and the other risks listed from time to time in Varex’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. Varex assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:

Howard Goldman

Director of Investor & Public Relations

Varex Imaging Corporation

801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000